UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2023

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35377	20-1647837
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street

Suite 3400

Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(832) 519-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NONE	NONE	NONE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement

On January 25, 2023, outstanding borrowings under the Amended and Restated Credit Agreement, dated as of June 25, 2021, by and among CPB Subsidiary Holdings LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Crestwood Midstream Partners LP (the “Partnership”) (“CPB Subsidiary”), as borrower, Crestwood Permian Basin Holdings LLC, as parent, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and certain other agents party thereto, as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of April 13, 2022 (the “CPB Subsidiary Credit Agreement”) were repaid in full, and the CPB Subsidiary Credit Agreement was terminated. The CPB Subsidiary Credit Agreement provided for a $230.0 million revolving credit facility (the “CPB Subsidiary Revolving Credit Facility”), which would have matured on October 20, 2025 and was used for general corporate purposes. The repayment was funded with borrowings under the Third Amended and Restated Credit Agreement, dated as of December 20, 2021, by and among the Partnership, as borrower, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent. The CPB Subsidiary Revolving Credit Facility was terminated following the issuance of the Partnership’s $600.0 million aggregate principal amount of 7.375% Senior Notes due 2031. At the time of termination, there was approximately $164.0 million in borrowings outstanding under the CPB Subsidiary Revolving Credit Facility. There were no prepayment penalties in connection with the termination of the CPB Subsidiary Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP

By: Crestwood Midstream GP LLC, its General Partner

	By:	/s/ Michael K. Post
Michael K. Post
Vice President, Associate General Counsel and Corporate Secretary

Dated: January 30, 2023